Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated November 9, 2011 relating to the combined financial statements of Smith Electric Vehicles Corp., a partially owned subsidiary of The Tanfield Group Plc (“Tanfield”) and two related companies, SEV Group Ltd and Saxon Specialist Electric Vehicles, a wholly owned subsidiary and division, respectively, of Tanfield (collectively the “Company”), (which report expresses an unqualified opinion on the combined financial statements and includes explanatory paragraphs relating to the ability of the Company to continue as a going concern, the allocation of corporate costs from Tanfield, and the acquisition of the assets and liabilities of SEV Group Ltd. and Saxon Specialist Electric Vehicles from Tanfield) appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading, “Experts”, in such Prospectus.

/s/ Deloitte LLP

Newcastle-upon-Tyne, United Kingdom

November 10, 2011